                                                                    EXHIBIT 99-2

                           PULITZER PUBLISHING COMPANY
                                AND SUBSIDIARIES

                                TABLE OF CONTENTS


CONSOLIDATED FINANCIAL STATEMENTS

         Statements of Consolidated Income for each of the Three-Month Periods
              Ended March 31, 1998 and 1997

         Statements of Consolidated Financial Position at March 31, 1998
              and December 31, 1997

         Statements of Consolidated Cash Flows for each of the Three-Month
              Periods Ended March 31, 1998 and 1997

         Notes to Consolidated Financial Statements


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

                                                              First Quarter Ended
                                                                   March 31,
                                                          ---------------------------
                                                             1998            1997
                                                          ------------   ------------
OPERATING REVENUES - NET:
    Advertising                                               $57,721         $53,927
    Circulation                                                22,198          22,434
    Other                                                      10,310           9,474
                                                          -----------    ------------
              Total operating revenues                         90,229          85,835
                                                          -----------    ------------


OPERATING EXPENSES:
  Operations                                                   37,314          34,533
  Selling, general and administrative                          33,447          31,874
  General corporate expense                                     1,417           1,384
  St. Louis Agency adjustment                                   5,270           4,929
  Depreciation and amortization                                 3,379           3,349
                                                          -----------    ------------
              Total operating expenses                         80,827          76,069
                                                          -----------    ------------

  Operating income                                              9,402           9,766

  Interest income                                               1,042           1,450
  Net other expense                                              (290)           (320)
                                                          -----------    ------------

INCOME FROM CONTINUING OPERATIONS
  BEFORE PROVISION FOR INCOME TAXES                            10,154          10,896

PROVISION FOR INCOME TAXES                                      4,383           4,666
                                                          -----------    ------------

INCOME FROM CONTINUING OPERATIONS                               5,771           6,230

INCOME FROM DISCONTINUED OPERATIONS,
  NET OF TAX (Note 3)                                           8,194           6,265
                                                           ----------    ------------

NET INCOME                                                    $13,965         $12,495
                                                           ==========    ============

BASIC EARNINGS PER SHARE OF STOCK:
  Income from continuing operations                             $0.26           $0.28
  Income from discontinued operations                            0.37            0.29
                                                           ----------    ------------

  Earnings per share                                            $0.63           $0.57
                                                           ==========    ============

  Weighted average number of shares outstanding                22,223          22,029
                                                           ==========    ============

DILUTED EARNINGS PER SHARE OF STOCK:
  Income from continuing operations                             $0.26           $0.28
  Income from discontinued operations                            0.36            0.28
                                                           ----------    ------------

  Earnings per share                                            $0.62           $0.56
                                                           ==========    ============

  Weighted average number of shares outstanding                22,615          22,378
                                                           ==========    ============

See notes to consolidated financial statements.


PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
(Unaudited)
(IN THOUSANDS)



                                                                                    March 31,              December 31,
                                                                                       1998                    1997
                                                                                 ----------------      -----------------

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                               $84,252                $62,749
  Trade accounts receivable (less allowance for
    doubtful accounts of  $1,646 and $1,626)                                               34,304                 35,002
  Inventory                                                                                 3,670                  5,265
  Prepaid expenses and other                                                               11,049                 11,587
                                                                                -----------------      -----------------

              Total current assets                                                        133,275                114,603
                                                                                -----------------      -----------------

PROPERTIES:
  Land                                                                                      5,991                  5,991
  Buildings                                                                                41,148                 39,446
  Machinery and equipment                                                                  92,741                 89,484
  Construction in progress                                                                  4,893                  4,042
                                                                                -----------------      -----------------
              Total                                                                       144,773                138,963
  Less accumulated depreciation                                                            66,126                 64,166
                                                                                -----------------      -----------------

              Properties - net                                                             78,647                 74,797
                                                                                -----------------      -----------------

INTANGIBLE AND OTHER ASSETS:
  Intangible assets - net of amortization                                                 185,056                185,124
  Receivable from The Herald Company                                                       37,651                 39,733
  Net assets of Broadcasting Business (Note 3)                                             29,065                 36,069
  Other                                                                                    14,758                 13,985
                                                                                -----------------      -----------------

              Total intangible and other assets                                           266,530                274,911
                                                                                -----------------      -----------------

                   TOTAL                                                                 $478,452               $464,311
                                                                                =================      =================

                                                                                                              (Continued)

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED FINANCIAL POSITION
(Unaudited)
(IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                    March 31,              December 31,
                                                                                       1998                    1997
                                                                                 ----------------      -----------------


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable                                                                   $9,438                $12,193
  Salaries, wages and commissions                                                           7,488                 10,523
  Income taxes payable                                                                      9,591                  3,070
  Acquisition payable                                                                       9,804                  9,804
  Other                                                                                     7,108                  3,183
                                                                                -----------------      -----------------
              Total current liabilities                                                    43,429                 38,773
                                                                                -----------------      -----------------

PENSION OBLIGATIONS                                                                        21,560                 21,165
                                                                                -----------------      -----------------

POSTRETIREMENT AND POSTEMPLOYMENT
  BENEFIT OBLIGATIONS                                                                      89,343                 89,350
                                                                                -----------------      -----------------

OTHER LONG-TERM LIABILITIES                                                                 4,140                  4,246
                                                                                -----------------      -----------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; 25,000,000 shares
    authorized; issued and outstanding - none
  Common stock, $.01 par value; 100,000,000 shares authorized;
    issued - 6,891,619 in 1998 and 6,797,895 in 1997                                           69                     68
  Class B common stock, convertible, $.01 par value; 50,000,000
    shares authorized; issued - 27,125,247 in 1998 and 1997                                   271                    271
  Additional paid-in capital                                                              137,489                135,542
  Retained earnings                                                                       370,124                362,828
                                                                                -----------------      -----------------
              Total                                                                       507,953                498,709
  Treasury stock - at cost; 25,519 and 24,660 shares of common stock in 1998 and 1997, respectively, and 11,700,850 shares
    of Class B common stock in 1998 and 1997                                             (187,973)              (187,932)
                                                                                -----------------      -----------------
              Total stockholders' equity                                                  319,980                310,777
                                                                                -----------------      -----------------

                   TOTAL                                                                 $478,452               $464,311
                                                                                =================      =================

                                                                                                              (Concluded)
See notes to consolidated financial statements.


PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
(Unaudited)
(IN THOUSANDS)


                                                                             First Quarter Ended
                                                                                  March 31,
                                                                        -----------------------------
                                                                            1998            1997
                                                                        --------------  -------------

CONTINUING OPERATIONS

CASH FLOWS FROM OPERATING ACTIVITIES:
  Income from continuing operations                                            $5,771         $6,230
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                1,906          1,902
    Amortization                                                                1,473          1,447
    Deferred income taxes                                                         691            700
    Changes in assets and liabilities (net of the effects of the purchase of properties) which provided (used) cash:
        Trade accounts receivable                                                 698          1,545
        Inventory                                                               1,595           (352)
        Other assets                                                            1,070         (1,996)
        Trade accounts payable and other liabilities                           (4,913)        (2,701)
        Income taxes payable                                                    6,521          5,736
                                                                         ------------   ------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                      14,812         12,511
                                                                         ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                         (4,788)        (1,815)
  Purchase of publishing properties                                            (1,998)
  Investment in joint ventures and limited partnerships                          (342)
  Increase in notes receivable                                                     45          4,965
                                                                         ------------   ------------

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                            (7,083)         3,150
                                                                         ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                               (3,331)        (2,859)
  Proceeds from exercise of stock options                                       1,613          1,291
  Proceeds from employee stock purchase plan                                      335
  Purchase of treasury stock                                                      (41)           (28)
                                                                         ------------   ------------

NET CASH USED IN FINANCING ACTIVITIES                                          (1,424)        (1,596)
                                                                         ------------   ------------

CASH PROVIDED BY CONTINUING OPERATIONS                                          6,305         14,065
                                                                         ------------   ------------

DISCONTINUED OPERATIONS

  Operating activities                                                         18,385         14,354
  Investing activities                                                         (3,187)        (1,739)
                                                                         ------------   ------------

CASH PROVIDED BY DISCONTINUED OPERATIONS                                       15,198         12,615
                                                                         ------------   ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                      21,503         26,680

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 62,749         73,052
                                                                         ------------   ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    $84,252        $99,732
                                                                         ============   ============


See notes to consolidated financial statements.

PULITZER PUBLISHING COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)


1.    BASIS OF PRESENTATION

On May 25, 1998, Pulitzer Publishing Company (the "Company"), Pulitzer Inc., (a newly-organized wholly-owned subsidiary of the Company ("Newco")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (see Note 3) (the "Merger"). Prior to the Spin-off (as defined below), the Company intends to borrow $700 million, which may be secured by the assets of the Broadcasting Business. Out of the proceeds of this new debt, the Company will pay the existing Company debt and any costs arising as a result of the Merger and related transactions. Prior to the Merger, the balance of the proceeds of this new debt, together with the Company's publishing assets and liabilities, will be contributed by the Company to Newco pursuant to a Contribution and Assumption Agreement (the "Contribution"). Pursuant to the Merger Agreement, Hearst-Argyle will assume the new debt following the consummation of the Spin-off and Merger.

Immediately following the Contribution, the Company will distribute to each holder of Company Common Stock one fully-paid and nonassessable share of Newco Common Stock for each share of Company Common Stock held and to each holder of Company Class B Common Stock one fully-paid and nonassessable share of Newco Class B Common Stock for each share of Company Class B Common Stock held (the "Distribution"). The Contribution and Distribution collectively constitute the "Spin-off."

The Company's obligation to consummate the Spin-off and the Merger is subject to the fulfillment of various regulatory approvals and approval by the stockholders of both the Company and Hearst-Argyle. The controlling stockholders of both Hearst-Argyle and the Company have agreed to vote in favor of the Merger and related transactions. The Spin-off and Merger are anticipated to be completed by year-end 1998.

Following the consummation of the Spin-off and Merger, Newco will be engaged primarily in the business of newspaper publishing. For financial reporting purposes, Newco is the continuing stockholder interest and will retain the Pulitzer name.

Results of the Company's newspaper publishing and related new media businesses are reported as continuing operations in the statements of consolidated income. The results of the Company's Broadcasting Business are reported as "Discontinued Operations" (see Note 3).

2.    ACCOUNTING POLICIES

Interim Adjustments - In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Pulitzer Publishing Company's financial position as of March 31, 1998 and the results of operations and cash flows for the three-month periods ended March 31, 1998 and 1997. These financial statements should be read in conjunction with the Consolidated Financial Statements and related notes thereto included as Exhibit 99-1 to this Current Report on Form 8-K. Results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Fiscal Year and Fiscal Quarters - The Company's fiscal year and first fiscal quarter end on the Sunday coincident with or prior to December 31 and March 31, respectively. For ease of presentation, the Company has used December 31 as the year end and March 31 as the first quarter end.

Earnings Per Share of Stock - Basic earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding during the applicable period. Diluted earnings per share of stock is computed using the weighted average number of common and Class B common shares outstanding and common stock equivalents (outstanding stock options). Weighted average shares of common and Class B common stock and common stock equivalents used in the calculation of basic and diluted earnings per share are summarized as follows:

                                                       First Quarter Ended
                                                            March 31,
                                                     -----------------------
                                                        1998         1997
                                                          (In thousands)
Weighted average shares outstanding (Basic EPS)          22,223       22,029

Stock option equivalents                                    392          349
                                                      ---------      -------
Weighted average shares outstanding and
  stock option equivalents (Diluted EPS)                 22,615       22,378
                                                      =========      =======

Stock option equivalents included in the diluted earnings per share calculation were determined using the treasury stock method. Under the treasury stock method, outstanding stock options are dilutive when the average market price of the Company's common stock exceeds the option price during a period. In addition, proceeds from the assumed exercise of dilutive options along with the related tax benefit are assumed to be used to repurchase common shares at the average market price of such stock during the period.

Comprehensive Income - In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement established standards for the reporting and display of Comprehensive Income and its components. This statement is required to be implemented in financial statements issued for periods ending after December 15, 1997. For the three-month periods ended March 31, 1998 and 1997, the Company did not incur items to be reported in "Comprehensive Income" that were not already included in the reported "net income". As a result, comprehensive income and net income were the same for these periods.

Reclassifications - Certain reclassifications have been made to the 1997 consolidated financial statements to conform with the 1998 presentation.

3.    DISCONTINUED OPERATIONS

Discontinued operations represent the Company's Broadcasting Business as follows: Pulitzer Broadcasting Company, a wholly-owned subsidiary of the Company, and its wholly-owned subsidiaries, WESH Television, Inc.; WDSU Television, Inc.; and KCCI Television, Inc.; (collectively "Broadcasting" or "Broadcasting Business"), own and operate nine network-affiliated television stations and five radio stations. Broadcasting's television properties represent market sizes from Omaha, Nebraska to Orlando, Florida and include operations in the northeast, southeast, midwest and southwest. Three of Broadcasting's five radio stations, representing the significant portion of its radio operations, are located in Phoenix, Arizona.

The assets and liabilities of the Broadcasting Business are classified in the Statements of Consolidated Financial Position as "Net Assets of Broadcasting Business" and consist of the following:


                                                             March 31,       December 31,
                                                                1998             1997
                                                                    (In thousands)
     Trade accounts receivable - net                              $40,907          $50,880
     Program rights                                                 5,266            7,866
     Other current assets                                           1,617            1,260
                                                            -------------   --------------
         Total current assets                                      47,790           60,006
     Properties - net                                              85,455           87,017
     Intangible assets                                            100,568          102,493
     Other assets                                                   8,011            7,172
                                                            -------------   --------------

           Total assets of Broadcasting Business                  241,824          256,688
                                                            -------------   --------------

     Trade accounts payable and accrued expenses                    8,916           10,226
     Current portion of long-term debt                             12,705           12,705
     Interest payable                                               2,259            5,677
     Program contracts payable                                      5,148            7,907
                                                            -------------   --------------
         Total current liabilities                                 29,028           36,515
     Long-term debt                                               172,705          172,705
     Long term employee benefit obligations                         8,500            8,100
     Other long term liabilities                                    2,526            3,299
                                                            -------------   --------------

           Total liabilities of Broadcasting Business             212,759          220,619
                                                            -------------   --------------

     Net assets of Broadcasting Business                          $29,065          $36,069
                                                            =============   ==============

The net income from operations of the Broadcasting Business, without allocation of any general corporate expense, is reflected in the Statements of Consolidated Income as "Income from Discontinued Operations" and is summarized as follows:

                                          First Quarter Ended
                                               March 31,
                                      ----------------------------
                                          1998            1997
                                      -------------    -----------
                                             (In thousands)
       Operating revenues                  $53,170         $50,171

       Operating income                     16,915          14,819

       Interest expense                      3,462           4,525

       Income before provision for
           income taxes                     13,453          10,294

       Provision for income taxes            5,259           4,029

       Net income                            8,194           6,265

       Depreciation and amortization         5,551           5,834

Pursuant to the Merger Agreement, the Company's existing long-term debt will be repaid with new long-term borrowings prior to the Merger. In addition, the new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, all of the Company's long-term debt balances and related interest expense are allocated to the Broadcasting Business and reported as discontinued operations in the consolidated financial statements (see Note 1).

4.    DIVIDENDS

In the first quarter of 1998, two dividends of $0.15 per share were declared, payable on February 2, 1998 and May 1, 1998.

In the first quarter of 1997, two dividends of $0.13 per share were declared, payable on February 3, 1997 and May 1, 1997. In the second quarter of 1997, a dividend of $0.13 per share was declared, payable on August 1, 1997. In the third quarter of 1997, a dividend of $0.13 per share was declared, payable on November 1, 1997.

5.    COMMITMENTS AND CONTINGENCIES

At March 31, 1998, the Company and its subsidiaries had construction and equipment commitments of approximately $13,306,000 related to continuing operations and $4,261,000 related to discontinued operations. The Company's commitment for broadcasting program contracts payable and license fees at March 31, 1998 was approximately $30,455,000.

The Company is an investor in two limited partnerships requiring future contributions. As of March 31, 1998, the Company's unfunded capital contribution commitment related to these investments was approximately $12,522,000.

The Company and its subsidiaries are defendants in a number of lawsuits, some of which claim substantial amounts. While the results of litigation cannot be predicted, management believes the ultimate outcome of such litigation will not have a material adverse effect on the consolidated financial statements of the Company and its subsidiaries.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS


Statements in this Report on Form 8-K concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, the seasonal nature of the business, changes in pricing or other actions by competitors or suppliers, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission including this Report on Form 8-K.


GENERAL

         The Company's operating revenues are significantly influenced by a number of factors, including overall advertising expenditures, the appeal of newspapers in comparison to other forms of advertising, the performance of the Company in comparison to its competitors in specific markets, the strength of the national economy and general economic conditions and population growth in the markets served by the Company.

         The Company's business tends to be seasonal, with peak revenues and profits generally occurring in the fourth and, to a lesser extent, second quarters of each year as a result of increased advertising activity during the Christmas and spring holiday periods. The first quarter is historically the weakest quarter for revenues and profits.


RECENT EVENTS

         On May 25, 1998, Pulitzer Publishing Company (the "Company"), Pulitzer Inc., (a newly-organized wholly-owned subsidiary of the Company ("Newco")), and Hearst-Argyle Television, Inc. ("Hearst-Argyle") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hearst-Argyle will acquire the Company's Broadcasting Business (the "Merger"). The Company will continue to engage in newspaper publishing and related new media businesses.

         The Company's historical basis in its non-broadcasting assets and liabilities will be carried over to Newco. The Merger, the Spin-off and the related transactions will be recorded as a reverse-spin transaction, and, accordingly, Newco's results of operations for periods reported prior to the consummation of the Merger, the Spin-off and related transactions will represent the historical results of operations previously reported by the Company. Because the Broadcasting Business represents an entire business segment that will be divested, its results are reported as discontinued operations in the Company's Consolidated Financial Statements. (See Notes 1 and 3 to the Consolidated Financial Statements included in this Exhibit 99-2 to the Company's Current Report on Form 8-K.)

CONTINUING OPERATIONS--PUBLISHING

         Operating revenues for the first quarter of 1998 increased 5.1 percent, to $90.2 million from $85.8 million in the first quarter of 1997. The gain primarily reflected higher advertising revenues.

         Newspaper advertising revenues, increased $3.8 million, or 7 percent, in the first quarter of 1998. The significant portion of the current year increase resulted from higher classified and national advertising revenue at the St. Louis Post-Dispatch ("Post-Dispatch"). Full run advertising volume (linage in inches) increased 2.3 percent at the Post-Dispatch for the first quarter of 1998. Advertising volume was also up at The Arizona Daily Star ("Star"), increasing 3.1 percent. In the fourth quarter of 1997 and the first quarter of 1998, varying rate increases were implemented at the Post-Dispatch, Star and most of the Company's community newspaper properties.

         Circulation revenues for the first quarter decreased 1.1 percent to $22.2 million in the first quarter of 1998 from $22.4 million in the prior year quarter. The lower circulation revenues reflected declines in paid circulation at the Post-Dispatch and Star.

         Other publishing revenues increased $836,000, or 8.8 percent, in the first quarter of 1998, resulting primarily from higher preprint revenue at the Post-Dispatch.

         Operating expenses (including selling, general and administrative expenses, general corporate expense and depreciation and amortization), excluding the St. Louis Agency adjustment, increased 6.2 percent to $75.6 million for the 1998 first quarter compared to $71.1 million for the same period in the prior year. The increase reflected the impact of higher newsprint prices, which increased newsprint costs by $1.7 million, and higher overall personnel costs of $1.6 million.

         Operating income for the first quarter of 1998 decreased 3.7 percent to $9.4 million from $9.8 million. The decrease was due to higher operating expenses in the current year quarter.

         Interest income for the first quarter of 1998 decreased 28.1 percent to $1 million from $1.5 million, due to a lower average balance of invested funds.

         The effective income tax rate for the first quarter of 1998 was 43.2 percent compared with a rate of 42.8 percent in the prior year quarter. The Company expects its effective tax rate related to continuing operations will be in the 42 to 43 percent range for the full year of 1998 (exclusive of any non-recurring items related to the Spin-off and Merger).

         Income from continuing operations in the 1998 first quarter declined
6.8 percent to $10.2 million, or $0.26 per diluted share, compared with $10.9 million, or $0.28 per diluted share, in the first quarter of 1997. The decrease resulted from higher operating expenses and lower interest income in the current year quarter.

         Fluctuations in the price of newsprint significantly impact the results of the Company's newspaper operations, where newsprint expense accounts for approximately 20 percent of the segment's total operating costs. For the first quarter of 1998, the Company's average cost for newsprint was approximately $600 per metric ton, compared to approximately $530 per metric ton in the 1997 first quarter.


DISCONTINUED OPERATIONS--BROADCASTING

         Broadcasting operating revenues for the first quarter of 1998 increased 6 percent, to $53.2 million from $50.2 million in the first quarter of 1997. Local spot advertising increased 7.4 percent and national spot advertising increased 5.4 percent.

         Broadcasting operating expenses (including selling, general and administrative expenses and depreciation and amortization) for the first quarter of 1998 increased 2.6 percent, to $36.3 million from $35.4 million in the first quarter of the prior year. The increase was primarily attributable to higher overall personnel costs of approximately $1.3 million.

         Broadcasting operating income in the 1998 first quarter increased 14.1 percent to $16.9 million from $14.8 million, due primarily to the current year increase in local and national advertising revenue.

         Interest expense declined to $3.5 million in the 1998 first quarter from $4.5 million in the first quarter of 1997 due to lower average debt levels. The Company's average debt level for the 1998 first quarter decreased to $185.4 million from $250.1 million in the first quarter of 1997. The Company's average interest rate for the first quarter of 1998 increased slightly to 7.5 percent from 7.2 percent in the 1997 first quarter. The lower average debt level and higher average interest rate in the first quarter of 1998 reflected the payment of variable rate credit agreement borrowings during the last three quarters of 1997.

         The effective income tax rate for the first quarter of 1998 was 39.1 percent, unchanged from the prior year first quarter. The Company expects that the effective tax rate related to broadcasting operations will be approximately 39 percent for the full year of 1998.

         Income from discontinued operations in the 1998 first quarter increased
30.8 percent to $8.2 million, or $0.36 per diluted share, compared with $6.3 million, or $0.28 per diluted share, in the first quarter of 1997. The gain reflected increases in broadcasting advertising revenues.


LIQUIDITY AND CAPITAL RESOURCES

         Pursuant to the Merger Agreement, the Company's existing long-term debt will be repaid with new long-term borrowings prior to the Merger. In addition, the new borrowings will be assumed by Hearst-Argyle at the time of the Merger. Accordingly, all of the Company's long-term debt balances are allocated to the Broadcasting Business and included in "Net Assets of Broadcasting Business" in the Statements of Consolidated Financial Position (see Note 3 to the Consolidated Financial Statements included in this Exhibit 99-2 to the Company's Current Report on Form 8-K). Outstanding debt, inclusive of the short-term portion of long-term debt, as of March 31, 1998, was $185.4 million, unchanged from the balance at December 31, 1997. The Company's borrowings consist primarily of fixed-rate senior notes with The Prudential Insurance Company of America ("Prudential"). Under a variable rate credit agreement with The First National Bank of Chicago, as Agent, for a group of lenders, the Company has a $50 million line of credit available through June, 2001 (the
"FNBC Credit Agreement"). No amount is currently borrowed under the FNBC Credit Agreement.





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         The Company's Senior Note Agreements with Prudential and the FNBC
Credit Agreement require it to maintain certain financial ratios, place restrictions on the payment of dividends and prohibit new borrowings, except as permitted thereunder.

         As of March 31, 1998, commitments for capital expenditures were approximately $17.6 million, relating to normal capital equipment replacements (including Year 2000 projects in-process) and the cost of a building project at the Louisville broadcasting property. Capital expenditures to be made in fiscal 1998 are estimated to be in the range of $25 to $30 million. Commitments for broadcasting film contracts and license fees as of March 31, 1998 were approximately $30.5 million. In addition, as of March 31, 1998, the Company had capital contribution commitments of approximately $12.5 million related to investments in two limited partnerships.

         At March 31, 1998, the Company had working capital of $89.8 million and a current ratio of 3.07 to 1. This compares to working capital of $75.8 million and a current ratio of 2.96 to 1 at December 31, 1997.

         The Company from time to time considers acquisitions of newspaper and other properties when favorable investment opportunities are identified.
In the event an investment opportunity is identified, management expects that it would be able to arrange financing on terms and conditions satisfactory to the Company.

         The Company generally expects to generate sufficient cash from operations to cover ordinary capital expenditures, film contract and license fees, working capital requirements, debt installments and dividend payments.

INFORMATION SYSTEMS AND THE YEAR 2000

         The Year 2000 Issue is the result of information systems being designed using two digits rather than four to define the applicable year. As the year 2000 approaches, such information systems may be unable to accurately process certain date-based information.

         In 1995, the Company began reviewing and preparing its information systems and applications for the Year 2000. For the Company, this process involves the replacement of aging hardware and software to address most of its Year 2000 issues. A significant portion of the Company's information systems were scheduled to be replaced during the next few years, irrespective of the Year 2000 Issue. The Company plans to have substantially all of the system and application changes completed by June 30, 1999.

         The Company expects to incur internal staff costs, as well as consulting and other expenditures, to install new information systems and modify existing systems during the next twelve to fifteen months. At March 31, 1998, the remaining cost of new hardware and software to address Year 2000 issues, as well as to replace aging systems, is estimated at approximately $7.4 million. These capital expenditures have been considered in the Company's normal capital budgeting process and will be funded through operating cash flows. Year 2000 related maintenance and modification costs, which will be expensed as incurred, are not expected to be significant.

         The preceding discussion relates to the Company's continuing publishing operations only. The Company does not expect to incur significant costs to address Year 2000 issues at its broadcasting locations prior to the Merger, which is anticipated to close by year-end 1998.

DIGITAL TELEVISION

         The Company's Orlando television station, WESH, is required to construct digital television facilities in order to broadcast digitally by November 1, 1999 and comply with Federal Communications Commission ("FCC") rules. The deadline for constructing digital facilities at the Company's other television stations is May 1, 2002. The Company is currently considering available options to comply with the FCC's timetable but does not expect to incur significant capital expenditures to construct digital facilities prior to the Merger.



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